As filed with the Securities and Exchange Commission on August 3, 2017

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HARDINGE INC.
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	16-0470200 (I.R.S. Employer Identification No.)
One Hardinge Drive Elmira, New York 14902-1507 (Address of Principal Executive Offices)

HARDINGE INC.
AMENDED AND RESTATED 2011 INCENTIVE STOCK PLAN
(Full title of the plan)

Charles P. Dougherty President and Chief Executive Officer Hardinge Inc. One Hardinge Drive Elmira, New York 14902-1507 (607) 734-2281
(Name, address and telephone number, including area code, of agent for service)

Copy to: David J. Murray, Esq. Phillips Lytle LLP One Canalside 125 Main Street Buffalo, New York 14203-2887 (716) 847-8400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1) (2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $.01 per share	750,000(3)	$12.15 (4)	$9,112,500	$1,056.14(5)

(1)
Pursuant to Rule 416 under the Securities Act of 1933 (the “1933 Act”), this registration statement also covers an indeterminate number of additional shares that become issuable under the registrant’s Amended and Restated 2011 Incentive Stock Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of the registrant’s Common Stock.

(2)	This registration statement covers such 750,000 additional shares of Common Stock available for issuance under the Plan.

(3)
Represents shares of the registrant’s Common Stock that are (i) subject to awards of Restricted Stock Incentives under the Plan; (ii) subject to awards of Performance Stock Incentives under the Plan; (iii) subject to outstanding options under the Plan or (iv) available for future issuance under the Plan.

(4)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the 1933 Act. The proposed maximum offering price per share is based upon the average of the reported high and low sales price per share of the Common Stock of Hardinge Inc. on July 28, 2017, as reported on the NASDAQ Global Select Market.

(5)
Pursuant to General Instruction E to Form S-8, a filing fee is only being paid with respect to the registration of additional securities for the Plan. A registration statement on Form S-8 was previously filed on August 8, 2012 (File No. 333-183145) registering 750,000 shares of Common Stock of the registrant for issuance pursuant to awards under the Plan.

EXPLANATORY NOTE

Hardinge Inc. (the “Company”) has previously filed a registration statement on Form S-8 (the “Prior Registration Statement”) relating to the Hardinge Inc. 2011 Incentive Stock Plan with the following file number: SEC File No. 333-183145 filed on August 8, 2012. On May 6, 2014 the shareholders of the Company approved the Hardinge Inc. Amended and Restated 2011 Incentive Stock Plan, which among other things, increased the number of shares of the Company’s common stock, par value $.01 per share (the “Common Stock”) available under the plan from 750,000 shares to 1,500,000 shares. Accordingly, this registration statement is being filed to register the additional 750,000 shares of Common Stock.

Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statement are incorporated by reference herein. In addition, all exhibits required by General Instruction E of Form S-8 are filed as exhibits hereto.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by Hardinge Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this registration statement:
1.    The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (File No. 001-34639), as filed with the Commission on March 3, 2017;
2.    The Company’s Quarterly Reports on Form 10-Q for the three month period ended March 31, 2017 and the three month period ended June 30, 2017 (File No. 001-34639), as filed with the Commission on May 5, 2017 and August 3, 2017, respectively;
3.    The Company’s Current Reports on Form 8-K (File No. 001-34639), as filed with the Commission on February 8, 2017 (an amendment to a prior Form 8-K filed on November 3, 2016), February 9, 2017, February 13, 2017, March 3, 2017, May 5, 2017 (2 Current Reports on Form 8-K filed on this date), May 16, 2017 and August 3, 2017. The Company specifically excludes from incorporation such information that has been furnished and not filed pursuant to Items 2.02 and 9.01 of the Company’s Current Reports on Form 8-K, as filed with the Commission on February 9, 2017, May 5, 2017 and August 3, 2017; and
4.    The description of Hardinge Inc. Common Stock, which is contained in Hardinge Inc.'s registration statement on Form S-3 (File No. 333-187678) as filed with the Commission on April 2, 2013, as that description may be updated from time to time.
All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than documents or information deemed to have been furnished and not filed), prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other contemporaneously or subsequently filed document which also is (or is deemed to be) incorporated by reference in this registration statement modifies or supersedes such statement.

You may read and copy registration statements, reports, proxy statements and other information filed by the Company at the public reference room maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. You can call the Commission for further information about its public reference room at 1-800-732-0330. Such material is also available at the Commission’s website at http://www.sec.gov.
Item 8. Exhibits
The Exhibit Index filed herewith and appearing immediately after the signature page to this registration statement is incorporated by reference in this Item 8.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elmira, State of New York, on August 3, 2017.

HARDINGE INC.

By:	/s/ CHARLES P. DOUGHERTY
Charles P. Dougherty
Its:	President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles P. Dougherty, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ CHARLES P. DOUGHERTY	Director, President and Chief Executive Officer	August 3, 2017
Charles P. Dougherty	(Principal Executive Officer)

/s/ DOUGLAS J. MALONE	Senior Vice President and Chief Financial Officer	August 3, 2017
Douglas J. Malone	(Principal Financial Officer)

/s/ ROBERT R. ROGOWSKI	Corporate Controller	August 3, 2017
Robert R. Rogowski	(Principal Accounting Officer)

/s/ RICHARD R. BURKHART	Director	August 3, 2017
Richard R. Burkhart

/s/ B. CHRISTOPHER DISANTIS	Director	August 3, 2017
B. Christopher DiSantis

/s/ RYAN J. LEVENSON	Director	August 3, 2017
Ryan J. Levenson

/s/ MITCHELL I. QUAIN	Director	August 3, 2017
Mitchell I. Quain

/s/ BENJAMIN L. ROSENZWEIG	Director	August 3, 2017
Benjamin L. Rosenzweig

/s/ JAMES SILVER	Director	August 3, 2017
James Silver

/s/ R. TONY TRIPENY	Director	August 3, 2017
R. Tony Tripeny

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Restated Certificate of Incorporation of Hardinge Inc. (1)
4.2	Amended and Restated By-Laws of Hardinge Inc. (2)
4.3	Hardinge Inc. Amended and Restated 2011 Incentive Stock Plan(3)
4.4.	Specimen of certificate for shares of Common Stock, par value $.01 per share of Hardinge Inc. (4)
5.1	Opinion of Phillips Lytle LLP*
23.1	Consent of Phillips Lytle LLP (included in the opinion filed as Exhibit 5.1 to this registration statement)
23.2	Consent of Ernst & Young LLP*
24.1	Power of Attorney (included on the signature page of this registration statement)
*    Filed herewith.

(1)	Incorporated by reference from the registrant's Quarterly Report on Form 10-Q, as filed with the Commission on August 3, 2017 (File No. 001-34639).

(2)	Incorporated by reference from the registrant’s Current Report on Form 8-K, as filed with the Commission on May 16, 2017 (File No. 001-34639).

(3)	Incorporated by reference from Appendix A of the registrant’s definitive proxy statement on Schedule 14A, as filed with the Commission on March 28, 2014 (File No. 001-34639).

(4)	Incorporated by reference from the registrant’s Registration Statement on Form 8-A, as filed with the Commission on May 19, 1995 (File No. 001-15760).